AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 5, 2000

                                                          REGISTRATION NO.  333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                _________________

                                    FORM S-3
                                 ______________
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             _______________________

                              LIFECELL CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

              Delaware                                        76-0172936
---------------------------------------                -------------------------
(State or other jurisdiction of incorporation           (I.R.S. Employer ID No.)
or organization)


                                1 Millennium Way
                              Branchburg, NJ 08876
                                 (908) 947-1100
--------------------------------------------------------------------------------
   (Address, including zip code,  and telephone number, including area code, of registrant's principal executive offices)

                               Steven T. Sobieski
                              LifeCell Corporation
                                1 Millennium Way
                              Branchburg, NJ 08876
                                 (908) 947-1100
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                    Copy to:

                              Alan Wovsaniker, Esq.
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey  07068
                                 (973) 597-2500

Approximate  date  of  proposed  commencement  of  sale  to  public:

As  soon  as  practicable  after  this Registration Statement becomes effective.

            _________________________________________________________

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered in connection with dividend or interest reinvestment plans, please check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

     CALCULATION  OF  REGISTRATION  FEE  UNDER  THE  SECURITIES  ACT  OF  1933
===========================================================================================================
                                                                          Proposed
                                                     Proposed             Maximum
Title of Each  Class of           Amount to      Maximum Aggregate       Aggregate            Amount of
Securities to be Registered    be Registered(1)  Price per Share(2)   Offering Price(2)   Registration Fee
-----------------------------  ----------------  -------------------  ------------------  -----------------
Common Stock, $.001 par value         2,810,771  $             4.906  $       13,789,643  $           3,641

(1)     Registered  for  resale  by  selling  stockholders  of  the  Company.
(2)     Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the
        Securities  Act  of  1933, as amended, based on the average of the high and low price of the common stock on the  Nasdaq  National  Market  on  August  31,  2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION DATED SEPTEMBER 5, 2000


PROSPECTUS

                              LIFECELL CORPORATION

                                2,810,771 SHARES
                                  COMMON STOCK

     The selling stockholders listed on page 20 are offering for resale 2,810,771 shares of our common stock under this prospectus.

     The selling stockholders may offer their common stock through public or Private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders, but will pay all registration expenses.

     Our common stock is listed on the Nasdaq National Market under the symbol "LIFC". On September 1, 2000, the closing price of the common stock on the Nasdaq National Market was $4.875 per share.

                              _____________________

     THE SHARES OF COMMON STOCK OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                              _____________________

              The date of this prospectus is _______________, 2000.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----

The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5

Special Note Regarding Forward-Looking Statements. . . . . . . . . . .     15

Where You Can Find More Information . . . . . . .. . . . . . . . . . .     16

Use of Proceeds . . . . . . . . . . . . . . . . .. . . . . . . . . . .     18

Selling Stockholders. . . . . . . . . . . . . . .. . . . . . . . . . .     18

Plan of Distribution. . . . . . . . . . . . . . .. . . . . . . . . . .     21

Legal Matters . . . . . . . . . . . . . . . . . .. . . . . . . . . . .     23

Experts . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . .   23

                                   THE COMPANY

     LifeCell Corporation is engaged in developing and marketing biologic solutions for the repair, replacement and preservation of human tissue. Our core preservation technology produces an acellular tissue matrix, which retains the essential biochemical and structural components necessary for normal tissue regeneration. We currently market three products based on this technology:
AlloDerm for the plastic reconstructive, burn and dental markets; Cymetra a micronized version of AlloDerm for the plastic reconstructive and dermatology markets; and Repliform for the urogynecology market. Our product development programs include small diameter vascular grafts as an alternative to autografted blood vessels, orthopedic applications of our acellular tissue matrix, and ThromboSol, a formulation for extended storage of platelets.

     We were incorporated in the State of Delaware in 1992 as the successor to a Delaware corporation that was incorporated in 1986. Our address is 1 Millennium Way, Branchburg, New Jersey 08876 and our phone number is (908) 947-1100.

                                  RISK FACTORS

     You should carefully consider these risk factors in addition to our financial statements. The risks described below are not the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the following risks occur, our business, financial condition or operating results could be adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE A HISTORY OF OPERATING LOSSES AND A SUBSTANTIAL ACCUMULATED EARNINGS DEFICIT AND WE MAY CONTINUE TO INCUR LOSSES.

     Since our inception in 1986, we have generated only limited revenues from product sales and have incurred substantial net losses of approximately $6.1 million, $7.3 million, $9.2 million, and $4.2 million and $3.3 million for the years ended December 31, 1997, 1998, 1999, and the six months ended June 30, 1999 and 2000, respectively. At June 30, 2000, we had an accumulated deficit of approximately $58.0 million. We expect to incur additional operating losses as well as negative cash flow from operations as we continue to use substantial resources to expand our marketing efforts with respect to our current products and to continue our product development programs. Our ability to increase revenues and achieve profitability and positive cash flows from operations will depend on increased market acceptance and sales of AlloDerm, Repliform and Cymetra and commercialization of products under development. We may not achieve profitability and positive cash flows from operations.

WE ARE A PARTY TO PENDING LITIGATION AND ADVERSE RESULTS OF SUCH LITIGATION MATTERS COULD NEGATIVELY IMPACT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We are a party to pending litigation in the Superior Court of California, San Bernadino County, Central District, captioned Ann Regner, et al., on behalf of themselves and others similarly situated, v. Inland Eye & Tissue Bank of Redlands, et al. The complaint was brought as a class action on behalf of all close family members of deceased person whose tissues were collected, processed, stored or distributed in California. The defendants, 19 of whom are named, are the class of all licensed tissue banks in California as well as other companies, including us, which store, process, or distribute human tissue as part of their business. The complaint alleges that tissue banks routinely fail to obtain proper informed consent from family members when soliciting the donation of human tissue for transplant. The complaint also alleges that the defendants, including us, make profits from the storing, processing, and distribution of human tissue in contravention of California law. Plaintiffs' application for a preliminary injunction seeking to enjoin the defendants, including us, from doing business in California was denied in June 2000.

     We are also a party to pending litigation which was filed in the United States District Court, District of New Jersey entitled Inamed Corporation,
McGhan Medical Corporation and Collagen Aesthetics, Inc. vs. LifeCell Corporation and Obagi Medical Products Inc. The complaint alleges that we and Obagi, our marketing agent, have disseminated false advertisements with respect to the marketing of our Cymetra product that misleadingly compares it to and unlawfully disparages the bovine collagen products of Inamed and its subsidiaries. The plaintiffs are seeking injunctive relief to prohibit what they allege to be such unlawful advertising, as well as unspecified damages. Plaintiffs' motion for a preliminary injunction prohibiting use of the current advertisements was recently granted by the court and we have changed our advertising accordingly.

     We are vigorously defending such actions. However, we cannot guarantee the successful resolution of these actions and an adverse result in either of these litigation matters could negatively impact our financial condition and results of operations. In addition, defending such actions could result in substantial costs and diversion of resources which could adversely affect our financial condition and results of operations.

WE MAY NEED ADDITIONAL CAPITAL TO MARKET OUR CURRENT PRODUCTS AND TO DEVELOP AND COMMERCIALIZE NEW PRODUCTS AND IT IS UNCERTAIN WHETHER SUCH CAPITAL WILL BE AVAILABLE.

     We  intend  to  expend  substantial  funds  for:

     -     product  research  and  development;

     -     expansion  of  sales  and  marketing  activities;

     -     expansion  of  manufacturing  capacity;

     -     product  education  efforts;  and

     - other working capital and general corporate purposes, including potential acquisitions of complementary technologies or products.

     We  may  need  additional  capital,  depending  on:

     -     the  costs  and  progress  of  our  research and development efforts;

     -     the  number  and  types  of  product development programs undertaken;

     -     the  costs and timing of expansion of sales and marketing activities;

     -     the  costs  and  timing  of  expansion  of  manufacturing  capacity;

     -     the  amount  of revenues from sales of our existing and new products;

     - changes in, termination of, and the success of existing and new distribution arrangements;

     - the cost of maintaining, enforcing and defending patents and other intellectual property rights;

     -     competing  technological  and  market  developments;

     - developments related to regulatory and third-party reimbursement matters; and

     -     other  factors.

     We have no commitments for any future funding and there can be no assurance that we will be able to obtain additional financing in the future from either debt or equity financings, bank loans, collaborative arrangements or other sources on terms acceptable to us, or at all. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve significant restrictive covenants. Collaborative arrangements, if necessary to raise additional funds, may require us to relinquish our rights to certain of our technologies, products or marketing territories. If adequate funds are not available, we expect that we will be required to delay, scale back or eliminate one or more of our product development programs.

OUR FAILURE TO COMPLY WITH APPLICABLE REGULATION COULD LEAD THE UNITED STATES FOOD AND DRUG ADMINISTRATION TO IMPOSE ENFORCEMENT SANCTIONS.

     Significant government regulation, both domestic and foreign, applies to the manufacturing and marketing of our current and developing products. In the United States, our products are subject to regulation by the FDA. Noncompliance with the FDA's requirements can result in:

     -     fines;

     -     injunctions;

     -     civil  penalties;

     -     recall  or  seizure  of  products;

     -     total  or  partial  suspension  of  production;

     - refusal of the government to authorize the marketing of new products or allow us to enter into supply contracts; and

     -     criminal  prosecution.

THE COSTS OF DEVELOPING, MANUFACTURING AND MARKETING OUR PRODUCTS WOULD BE INCREASED IF THE FDA IMPOSES MEDICAL DEVICE OR OTHER REGULATIONS UPON SUCH PRODUCTS.

     The FDA generally permits transplanted human tissue to be commercially distributed without obtaining 510(k) clearance or pre-market, or PMA, approval. In contrast, products regulated as medical devices usually require such approval. In 1996, the FDA determined that AlloDerm used for the repair or replacement of damaged or inadequate integumental tissue, including gingiva, would be regulated as transplanted human tissue. On that basis, we began commercial distribution of this product for plastic reconstructive surgery, periodontal surgery and burn grafts without 510(k) clearance or PMA approval from the FDA.

     In its decision with respect to the regulation of AlloDerm, the FDA stated that the regulatory status of any different uses would need to be determined on a case-by-case basis. In recent months, we began marketing:

     - Cymetra, a micronized version of AlloDerm, for plastic and reconstructive procedures; and

     - Repliform, an acellular tissue matrix, for urogynecological surgical procedures.

Because we believe that these products meet the regulatory definition of human tissue, we have not sought a determination of this question from the FDA. However, the FDA's regulatory approach to tissue products continues to evolve. There is a risk that the FDA could alter its regulatory approach and determine that AlloDerm, Repliform or Cymetra is more appropriately regulated as a medical device. If so, the FDA could require us to cease marketing and/or recall product already sold and require us to seek 510(k) clearance or PMA approval for these products. The process of obtaining 510(k) clearance or PMA approval may be expensive, lengthy and unpredictable. We do not know if such clearance or approval could be obtained in a timely fashion, or at all, or if the FDA would require extensive clinical data to support clearance or approval. In addition, the FDA also could seek to impose enforcement sanctions for marketing these products without 510(k) clearance or PMA approval.

     In the United States, devices and biologics, such as ThromboSol, our proposed blood cell preservation product, must be manufactured in registered establishments and must be produced in accordance with the Quality System Regulation for medical devices or Good Manufacturing Practices regulations for biologics. If any of our products are regulated as devices or biologics, we will be required to comply with Quality System Regulation or Good Manufacturing Practices regulation. Compliance with these regulations could significantly increase the costs and difficulties of manufacturing our products.

     Biologic products require FDA licensing prior to commercialization in the United States. To obtain licensing approval for these products, we must submit proof of their safety, purity and potency. Testing, preparation of necessary applications and the processing of those applications by the FDA is expensive and time consuming. We do not know if the FDA will act favorably or quickly in making such reviews, and significant difficulties or costs may be encountered by us in our efforts to obtain FDA licenses. The FDA may also place conditions on clearances that could restrict commercial applications of such products. Product approvals may be withdrawn if compliance with regulatory standards are not maintained or if problems occur following initial marketing. Delays imposed by the FDA licensing process may materially reduce the period during which we have the exclusive right to commercialize patented products.

     In addition, there can be no assurance that the various states in which our products are sold will not impose additional regulatory requirements or marketing impediments which could adversely affect our business.

WE  ARE  REQUIRED TO COMPLY WITH STRINGENT REGULATIONS AT OUR TISSUE FACILITIES.

     Tissue establishments must engage in donor screening, infectious disease testing and stringent record keeping. As a result, our involvement in the processing and distribution of human tissue requires us to ensure that proper donor screening and infectious disease testing is done appropriately and conducted under strict procedures. In addition, we must maintain records, which are available for FDA inspectors documenting that the procedures were followed. The FDA has authority to conduct inspections of tissue establishments and to detain, recall, or destroy tissue if the procedures were not followed or appropriate documentation is not available. Labeling and promotional activities are also subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. From time to time, the FDA may modify such requirements, imposing additional or different requirements. Failure to comply with any applicable FDA requirements could result in civil and criminal enforcement actions and other penalties that would have a material adverse effect on us.

THERE IS A RISK THAT CHANGES TO EXISTING LAWS OR NEW INTERPRETATIONS OF SUCH LAWS WILL LIMIT OUR ABILITY TO SELL OUR PRODUCTS AT A PROFIT.

     The National Organ Transplant Act prohibits the acquisition, receipt or transfer of certain human organs, including skin and heart valves and vascular grafts, for valuable consideration, but permits the payment of reasonable expenses associated with the removal, transportation, processing, preservation, quality control and storage of human tissue and skin. We include in our AlloDerm, Repliform and Cymetra pricing structure certain of the educational costs and reasonable processing expenses. There is a risk that existing laws may change or NOTA payment allowances may be interpreted differently in the future for our products, and if they are, it would adversely affect our profits, by limiting recovery of educational costs and processing expenses.

WE ARE SUBJECT TO VARYING AND EXTENSIVE REGULATION BY FOREIGN GOVERNMENTS WHICH CAN BE COSTLY, TIME CONSUMING AND SUBJECT US TO UNANTICIPATED DELAYS.

     The regulation of our products outside the United States varies by country. Certain countries regulate our products as a pharmaceutical product, requiring us to make extensive filings and obtain regulatory approvals before selling our product. Certain countries classify our products as a transplant tissue but may restrict its import or sale. Other countries have no applicable regulations regarding the import or sale of products similar to our products, creating uncertainty as to what standards we may be required to meet.

     AlloDerm currently is being marketed in certain foreign countries, and we are pursuing clearance to market AlloDerm and our other products in additional countries. The uncertainty of the regulations in each country may delay or impede the marketing of AlloDerm or our other products or impede our ability to negotiate distribution arrangements on favorable terms. Certain foreign countries have laws similar to the National Organ Transplant Act. These laws may restrict the amount that we can charge for our products and may restrict the importation or distribution of our products to licensed not-for-profit organizations. Noncompliance with foreign country requirements may include some or all of the risks associated with noncompliance with FDA regulation as well as other risks.

OUR PRODUCTS REPRESENT NEW METHODS OF TREATMENT WHICH MAY NOT BE ACCEPTED BY DOCTORS.

     Much of our ability to increase revenues and to achieve profitability and positive cash flows from operations will depend on expanding the use and market penetration of our current products and the successful introduction of our products in development. Products based on our technologies represent new methods of treatment. Physicians will not use our products unless they determine that the clinical benefits to the patient are greater than those available from competing products or therapies. Even if the advantage of our products is established as clinically significant, physicians may not elect to use such products for any number of reasons. Consequently, our current products or products under development may not attain market acceptance among physicians, health care payers and patients. Broad market acceptance of our products may require the training of numerous physicians and clinicians, as well as conducting or sponsoring clinical studies to demonstrate the benefits of such products. The amount of time required to complete such training and studies could result in a delay or dampening of such market acceptance. Moreover, health care payers' approval of reimbursement for our products in development may be an important factor in establishing market acceptance.

WE  MAY  NOT  BE  SUCCESSFUL  IN  DEVELOPING  AND  COMMERCIALIZING NEW PRODUCTS.

     Our growth and profitability will depend, in part, upon our ability to complete development of and successfully introduce new products. We may be required to undertake time-consuming and costly development activities and seek regulatory clearance or approval for new products. Although we have conducted animal studies on many of our products under development which indicate that the product may be feasible for a particular application, results obtained from expanded studies may not be consistent with earlier trial results or be sufficient for us to obtain any required regulatory approvals or clearances. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of new products. Regulatory clearance or approval of these or any new products may not be granted on a timely basis, if ever, and the new products may not adequately meet the requirements of the applicable market or achieve market acceptance. The completion of the development of any of our products under development remains subject to all the risks associated with the commercialization of new products based on innovative technologies, including:

     -     unanticipated  technical  or  other  problems;

     -     manufacturing  difficulties;  and

     - the possible insufficiency of the funds allocated for the completion of such development.

     The inability to complete successfully the development of a product or application, or a determination by us, for financial, technical or other reasons, not to complete development of any product or application, particularly in instances in which we have made significant capital expenditures, could have a material adverse effect on our business.

WE  ARE  DEPENDENT  UPON  INDEPENDENT  AGENTS  AND  DISTRIBUTORS  TO  MARKET OUR
PRODUCTS.

     We  have  engaged:

     - Boston Scientific Corporation as our exclusive worldwide sales and marketing representative for Repliform for use in urogynecology; and

     -    Obagi  Medical  Products  as  the  exclusive   sales   and   marketing
          representative of Cymetra for office-based dermatologists and plastic surgeons.

Other distributors have been and in the future may be granted exclusive distribution rights. If an exclusive distributor fails adequately to promote, market and sell our products, our financial condition and results of operations could be adversely affected. In addition, our results of operations could be adversely affected if we are not able to secure a replacement distributor until after the term of the distribution contract is complete or until such contract is otherwise be terminated. Our financial condition and results of operations could be materially adversely affected by any adverse change in our relationships with our agents and distributors.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY THE LIMITED AVAILABILITY OF MATERIALS.

     Our business is dependent on the availability of donated human skin and other tissues. A finite supply of donated tissue is available. Although we have established what we believe to be adequate sources of donated human skin to satisfy the expected demand for our products in the foreseeable future, including from various non-profit organizations which procure skin and other donated human tissue, there can be no assurance that the availability of donated human skin will be sufficient to meet our demand for such materials. Any significant interruption in the availability of such tissue would likely have a material adverse effect on our financial condition and results of operations.

     We have performed limited activities to develop products using porcine dermis and other animal tissues as a substitute for donated human skin. If successfully developed, animal tissue could replace the need for human tissue as a raw material. There can be no assurance that such animal tissue products can be successfully developed, that such development and required regulatory approvals could result in timely replacement of human tissue used by us in the event of a reduced supply of human tissue or that the cost of such animal tissue would not materially adversely affect our business, financial condition and results of operations.

     Donors of organs and tissues, including donated human skin, have various motivations. Although we do not promote the use of AlloDerm for cosmetic applications, AlloDerm has been used by surgeons in a variety of applications that may be considered "cosmetic." Knowledge of such use by potential donors could impact their willingness to donate skin for such uses.

WE NEED TO ATTRACT AND RETAIN KEY EMPLOYEES AND PERSONNEL. IF WE LOSE KEY MANAGEMENT AND SCIENTIFIC PERSONNEL ON WHOM WE DEPEND, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

     We are dependent in large part on the efforts of our executive officers, including Paul G. Thomas, President and Chief Executive Officer of LifeCell, and Stephen A. Livesey, M.D., Ph.D., Executive Vice President and Chief Science Officer of LifeCell. Further, our success is also dependent upon our ability to hire and retain qualified operating, marketing and technical personnel. The competition for qualified personnel in the biochemical industry is intense, and accordingly, there can be no assurance that we will be able to hire or retain such personnel.

THE BIOMEDICAL FIELD WHICH WE ARE IN IS HIGHLY COMPETITIVE AND SUSCEPTIBLE TO RAPID CHANGE AND SUCH CHANGES COULD RENDER OUR PRODUCTS OBSOLETE.

     The biomedical field is undergoing rapid and significant technological change. Our success depends upon our ability to develop and commercialize efficient and effective products based on our technology. There are many companies and academic institutions that are capable of developing products based on similar technology, and that have developed and are capable of developing products based on other technologies, which are or may be competitive with our products. Many of these companies and academic institutions are well-established, have substantially greater financial and other resources, research and development capabilities and more experience in conducting clinical trials, obtaining regulatory approvals, manufacturing and marketing than us. These companies and academic institutions may succeed in developing competing products that are more effective than our products, or that receive government approvals more quickly than our products, which may render our products or technology uncompetitive, uneconomical or obsolete.

THE  ABILITY  TO  OBTAIN  THIRD-PARTY REIMBURSEMENT FOR THE COSTS OF NEW MEDICAL
TECHNOLOGIES  IS  LIMITED.

     Generally, hospitals, physicians and other health care providers purchase products, such as the products being sold or developed by us, for use in providing care to their patients. These parties typically rely on third-party payers, including Medicare, Medicaid, private health insurance and managed care plans, to reimburse all or part of the costs of acquiring those products and costs associated with the medical procedures performed with those products. Cost control measures adopted by third-party payers in recent years have had and may continue to have a significant effect on the purchasing practices of many health care providers, generally causing them to be more selective in the purchase of medical products. Significant uncertainty exists as to the reimbursement status of newly approved health care products. We believe that certain third-party payers provide reimbursement for medical procedures at a specified rate without additional reimbursement for products, such as those being sold or developed by us, used in such procedures. Adequate third-party payer reimbursement may not be available for us to maintain price levels sufficient for realization of an appropriate return on our investment in developing new products. In addition, government and other third-party payers continue to refuse, in some cases, to provide any coverage for uses of approved products for indications for which the FDA has not granted marketing approval. Many uses of AlloDerm have not been granted such marketing approval and there can be no assurance that any such uses will be approved. Further, certain of our products are used in medical procedures that typically are not covered by third-party payers, such as cosmetic procedures, or for which patients sometimes do not obtain coverage, such as dental procedures. These and future changes in third-party payer reimbursement practices regarding the procedures performed with our products could adversely affect the market acceptance of our products.

OUR SUCCESS DEPENDS ON THE SCOPE OF OUR INTELLECTUAL PROPERTY RIGHTS AND NOT INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS. THE VALIDITY, ENFORCEABILITY AND COMMERCIAL VALUE OF THESE RIGHTS ARE HIGHLY UNCERTAIN.

     Our ability to compete effectively with other companies is materially dependent upon the proprietary nature of our technologies. We rely primarily on patents and trade secrets to protect our technologies. We currently license the exclusive right to nine United States patents and related foreign patents and non-exclusive rights to 14 patents. In addition, we have been issued five United States utility patents, one United States design patent and have seven pending United States patent applications. Any patents or proprietary rights owned by or licensed to us may be challenged, invalidated, circumvented, or rendered unenforceable based on, among other things:

     -     subsequently  discovered  prior  art;

     - lack of entitlement to the priority of an earlier, related application; or

     - failure to comply with the written description, best mode, enablement or other applicable requirements.

The invalidation, circumvention or unenforceability of key patents or proprietary rights owned by or licensed to us could have a material adverse effect on us.

     In general, the patent position of biotechnology and medical product firms is highly uncertain, still evolving and involves complex legal, scientific and factual questions. We are at risk that:

     - other patents may be granted with respect to the patent applications filed by us; and

     - any patents issued or licensed to us may not provide commercial benefit to us or will be infringed, invalidated or circumvented by others.

     The United States Patent and Trademark Office currently has a significant backlog of patent applications, and the approval or rejection of patents may take several years. Prior to actual issuance, the contents of United States patent applications are generally not made public. Once issued, such a patent would constitute prior art from its filing date, which might predate the date of a patent application on which we rely. Conceivably, the issuance of such a prior art patent, or the discovery of "prior art" of which we are currently unaware, could invalidate a patent of ours or our licensor or prevent commercialization of a product claimed thereby.

     Although we generally conduct a cursory review of issued patents prior to engaging in research or development activities, we may be required to obtain a license from others to commercialize any of our new products under development. If patents that cover our existing or new products are issued to other companies, there can be no assurance that any necessary license could be obtained on favorable terms or at all. Any of the foregoing matters could have a material adverse effect on our financial condition and results of operations.

     There can be no assurance that we will not be required to resort to litigation to protect our patented technologies or other proprietary rights or that we will not be the subject of additional patent litigation to defend our existing or proposed products or processes against claims of patent infringement or other intellectual property claims. Any of such litigation could result in substantial costs and diversion of resources.

     We also have applied for patent protection in several foreign countries. Because of the differences in patent laws and laws concerning proprietary rights, the extent of protection provided by United States patents or proprietary rights owned by or licensed to us may differ from that of their foreign counterparts.

     We may decide for business reasons to retain certain knowledge that we consider proprietary as confidential and elect to protect such information as a trade secret, as business confidential information or as know-how. In that event, we must rely upon trade secrets, know-how and continuing technological innovation to maintain our competitive position. There can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise gain access to or disclose such information. The independent development or disclosure of our trade secrets could have a material adverse effect on our financial condition and results of operations.

WE ARE EXPOSED TO PRODUCT LIABILITY CLAIMS FOR WHICH OUR PRODUCT LIABILITY INSURANCE MAY BE INADEQUATE.

     Our business exposes us to potential product liability risks which are inherent in the testing, manufacturing and marketing of medical products. We cannot assure that our insurance will provide adequate coverage against potential liabilities, that adequate product liability insurance will continue to be available in the future or that it can be maintained on acceptable terms. The obligation to pay any product liability claim in excess of whatever insurance we are able to acquire could have a material adverse effect on our business, financial condition and results of operations.

     We use donated human skin as the raw material for our acellular tissue products. The non-profit organizations that supply such skin are required to follow FDA regulations and guidelines published by the American Association of Tissue Banks to screen donors for potential disease transmission. Such procedures include donor testing for certain viruses, including HIV. Our manufacturing process also has been demonstrated to inactivate concentrated suspensions of HIV in tissue. While we believe such procedures are adequate to reduce the threat of disease transmission, there can be no assurance that our products will not be associated with transmission of disease or that a patient otherwise infected with disease would not erroneously assert a claim that the use of our acellular tissue products resulted in the disease transmission. Any such transmission or alleged transmission could have a material adverse effect on our ability to manufacture or market our products or could otherwise have a material adverse effect on our financial condition and results of operations.

WE  ARE  SUBJECT  TO  EXTENSIVE  REGULATION  REGARDING  DISPOSAL  OF  HAZARDOUS
MATERIALS.

     Our research and development and processing techniques generate waste that is classified as hazardous by the United States Environmental Protection Agency, the Texas Natural Resources Commission and the New Jersey Natural Resources Commission. We segregate such waste and dispose of it through licensed hazardous waste transporters. Although we believe we are currently in compliance in all material respects with applicable environmental regulations, our failure to comply fully with any such regulations could result in the imposition of penalties, fines or sanctions that could have a material adverse effect on our financial condition and results of operations.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by use of terms such as "may," "will," "should," "plan," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. Forward-looking statements represent our management's judgment regarding future events. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. All statements other than statements of historical fact included in this prospectus regarding our financial position, business strategy, products, products under development and clinical trials, markets, budgets, plans, or objectives for future operations are forward-looking statements. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

     -     competitive  factors;

     -     general  economic  conditions;

     -     our  ability  to  develop  safe  and  efficacious  products;

     -     demand  for  our  products  and  services;

     -     our  ability  to  enter  into  future  collaborative  agreements;

     -     uncertainty  of  product  development;

     -     our  failure  to  achieve  positive  results  in  clinical  trials;

     - uncertainty regarding our patents and patent rights (including the risk that we may be forced to engage in costly litigation to protect such patent rights and the material harm to us if there were an unfavorable outcome of any such litigation);

     -     governmental  regulation,  approval  and  suspension;

     -     technological  change;

     -     pending  litigation;  and

     -     changes  in  industry  practices.

     You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our results to differ from those set forth in the forward -looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We have no plans to update these forward-looking statements.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Exchange Act. We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC's public reference rooms at the following locations:

     -    Main  Public  Reference  Room
          Judiciary  Plaza  Building
          450  Fifth  Street,  N.W.
          Washington,  D.C.  20549

     -    Regional  Public  Reference  Room
          75  Park  Place,  14th  Floor
          New  York,  New  York  10007

     You may obtain information on the operation of the SEC's public reference rooms by calling 1-800-SEC-0330. We are required to file these documents with the SEC electronically. You can access the electronic versions of these filings at the SEC's website, located at www.sec.gov.
                                       -----------

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding LifeCell and its common stock, including certain exhibits. You can get a copy of the registration statement from the SEC at the address listed above or from its web site.

The SEC allows us to "incorporate" into this prospectus information we file with it in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. For further information about the Company and our common stock, you should refer to the registration statement and the following documents which we are incorporating by reference except to the extent information in those documents is different from the information contained in this prospectus:

     -     Our Annual Report on Form 10-K for the year ended December 31, 1999;

     - Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2000;

     - Our Current Reports on Form 8-K filed with the SEC on July 7, 2000 and September 5, 2000;

     -     Our  definitive  Proxy  Statement  for  our  2000  Annual Meeting of
           Stockholders;

     - The description of our common stock set forth in our registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description; and

     - All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this prospectus until we terminate the offering of these shares.

     We will provide without charge to each person, including any beneficial owner of common stock to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: LifeCell Corporation, 1 Millennium Way, Branchburg, NJ 08876, Attention: Secretary (telephone (908) 947-1106).

     You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.


                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders.

                              SELLING STOCKHOLDERS

     The shares are being registered to permit public secondary trading of the shares, and the selling stockholders, or their pledgees, donees, transferees or other successors-in interest, may offer all or any portion of the shares for resale from time to time. See "Plan of Distribution."

     We have filed with the Commission under the Securities Act a registration statement on Form S-3, of which this prospectus forms a part, relating to the resale of the shares. We have agreed to pay expenses in connection with the registration and sale of the shares being offered by the selling stockholders. See "Plan of Distribution."

Agreements  with  the  Selling  Stockholders
--------------------------------------------

     On September 1, 2000, we and the selling stockholders, other than Medtronic, Inc., entered into a series of purchase agreements under which we sold 2,500,000 shares of our common stock to such selling stockholders in a private placement. In consideration for the issuance of the common stock, such selling stockholders paid us an aggregate of $10,000,000 in cash. We are registering the shares of common stock purchased by such selling stockholders as a condition to the purchase of such shares of common stock.

     In March 1994, we entered into a License and Development Agreement with Medtronic, Inc. to jointly develop our heart valve products. Under the agreement, Medtronic paid us an initial $1.5 million license fee. Under the agreement, Medtronic funded a part of our cost of research and development, had the exclusive right to market any resulting commercial products and agreed to pay us royalties on sales of products covered by the agreement. During 1996, 1997 and 1998, Medtronic funded $546,460, $217,854 and $59,519 of our research and development costs. In December 1998, we and Medtronic mutually agreed to terminate the agreement and we regained all rights to our cardiovascular technology. As a result of the termination, we issued 310,771 shares of our common stock to Medtronic and granted Medtronic registration rights with respect to such shares of our common stock. James G. Foster, one of our directors, serves as a Vice President of Medtronic. Medtronic has exercised its right to require us to include these shares of common stock owned by Medtronic for resale in this offering.

     Based on information provided by the selling stockholders, the following table lists:

-     the  name  of  the  selling  stockholders;

- the number of shares of common stock beneficially owned before the commencement of the offering;

-     the  number of shares of common stock offered for resale in this offering;
      and

- the number of shares and percentage of common stock owned after this offering, assuming the sale of all shares offered in this offering by each selling stockholder.

                              Number of
                              Shares of                  Common stock beneficially
                               Common                    owned after the offering
                                Stock                    ------------------------
          Selling           Beneficially   Shares Being   Number     Percent of
        Stockholders            Owned        Offered     of Shares  Outstanding
--------------------------  -------------  ------------  ---------  ------------
 Special Situations Fund
        III, L.P.                625,000        625,000          0            0

 Special Situations Private
       Equity Fund, L.P.         412,500        412,500          0            0

 Special Situations
  Cayman Fund, L.P.              212,500        212,500          0            0

  HSBC Global Investor
 Services, as Trustee for
  Framlington Health Fund        512,500        512,500          0            0

   Bay Star Capital, LP          300,000        300,000          0            0

 Bay Star International,
           Ltd.                   75,000         75,000          0            0

 Foundation Partners, L.P.       137,500        137,500          0            0

 Active Site Partners, L.P.       67,500         50,000     17,500            *

  Meriken Nominees Ltd.           40,000         40,000          0            0

    Ashton Partners               35,000         35,000          0            0

 Narragansett Offshore,
          Ltd.                    28,500         28,500          0            0


  Narragansett I, LP              21,500         21,500          0            0
   Lawrence S. Doyle              25,000         25,000          0            0

   Carl Goldfischer               25,000         25,000          0            0

   Medtronic, Inc.             655,962(1)       310,771    345,191          2.1%

_____________________
*       Less  than  1%

(1) Includes 345,191 shares of common stock registered in the name of Bank of America. Medtronic has sole voting power with respect to these shares of common stock.

                              PLAN OF DISTRIBUTION

     The selling stockholders, their pledgees, donees, transferees or other successors-in-interest, may from time to time, sell all or a portion of the shares in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to these market prices or at negotiated prices.

     The shares may be sold by the selling stockholders by one or more of the following methods:

     - a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     -     privately  negotiated  transactions;

     -     short  sales;

     -     a  combination  of  any  such  methods  of  sale;  and

     -     any  other  method  permitted  pursuant  to  applicable  law.

     The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of shares by the selling stockholders may depress the market price of our common stock since the number of shares which may be sold by the selling stockholders are relatively large compared to the historical average weekly trading of our common stock. Accordingly, if the selling stockholders were to sell, or attempt to sell, all of such shares at once or during a short time period, we believe such transactions could adversely affect the market price of our common stock.

     From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and can sell and deliver the shares in connection with any of these transactions or in settlement of securities loans. From time to time the selling stockholders may pledge their shares under margin provisions of their customer agreements with their brokers. Upon a default by the selling stockholders, the broker may offer and sell the pledged shares from time to time.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the sale. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if the broker-dealer acts as agent for the purchaser of such shares, from the purchaser in amounts to be negotiated. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and to the extent the broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may then resell those shares from time to time in transactions:

     -     in  the  over-the  counter  market  or  otherwise;

     -     at  prices  and  on  terms  then  prevailing  at  the  time  of sale;

     -     at  prices  then  related  to  the  then-current  market  price;  or

     -     in  negotiated  transactions.

     These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of those shares commissions as described above. The selling stockholders may also sell the shares under Rule 144 under the Securities Act, rather than under this prospectus.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders will be required to pay commissions and brokerage expenses on their sales, if any.

     At the time a particular offer of shares is made, to the extent required, a supplement to this prospectus will be distributed which will identify and set forth the following:

     -     the  names  of  the  selling  stockholders;

     -     the  number  of  shares  being  sold;

     -     the  price;

     -     commissions  being  paid;

     -     that  there  has  been  no  investigation  by  broker-dealer;  and

     -     any  other  facts  material  to  the  transaction.

     The selling stockholders are subject to applicable provisions of the Exchange Act and the Commission's rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     In order to comply with certain states' securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.


                                  LEGAL MATTERS

     The validity of the securities offered hereby have been passed upon for us by Lowenstein Sandler PC, Roseland, New Jersey.

                                     EXPERTS

     The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent certified public accountants, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

Prospective investors may rely only on the information contained in this prospectus. LifeCell Corporation has not authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.


                              LIFECELL CORPORATION


                        2,810,771 SHARES OF COMMON STOCK

                                   PROSPECTUS

                                 ________, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  14.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     The following table lists the expenses which will be incurred by the issuance and distribution of the common stock being registered.


                                                Expense
                                               ---------
Securities and Exchange Commission
  Registration Fee                              $  3,641
Accounting Fees and Expenses                       5,000
Legal Fees and Expenses                           10,000
Miscellaneous                                      1,359
                                               ---------
Total                                           $ 20,000
                                               =========



          All of the above amounts, other than the SEC filing fee, are estimates only. All of the above expenses will be paid by the Company.

ITEM  15.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Section 145 of the Delaware General Corporation Law ("GCL") provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation in nonderivative suits for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In the case of criminal actions and proceedings, such person must have had no reasonable cause to believe his or her conduct was unlawful. Indemnification of expenses is authorized in stockholder derivative suits where such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and so long as he or she had not been found liable for negligence or misconduct in the performance of his or her duty to the corporation. Even in this latter instance, the court may determine that in view of all the circumstances such person is entitled to indemnification for such expenses as the court deems proper. A person sued as a director, officer, employee or agent of a corporation who has been successful in defense of the action must be indemnified by the corporation against expenses.

     Article Seventh (B) of the Company's Restated Certificate of Incorporation, as amended provides that:

          The Corporation shall indemnify any director or officer to the full extent permitted by Delaware law.

          Article  Seventh  (A)  of  the  Company's   Restated   Certificate  of
Incorporation, as  amended  provides  that:

          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     Article  X  of  the  Company's  Amended and Restated By-Laws provides that:

          Third Party Actions. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          Actions by or in the Right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          Mandatory Indemnification. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 10.01 and 10.02, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

           Determination of Conduct. The determination that a director, officer, employee or agent has met the applicable standard of conduct set forth in Sections 10.01 and 10.02 (unless indemnification is ordered by a court) shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

            Payment of Expenses in Advance. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article X.

            Indemnity Not Exclusive. The indemnification and advancement of expenses provided by or granted pursuant to, the other sections of this
     Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Restated Certificate of Incorporation, any other by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

ITEM  16.  EXHIBITS

        The following exhibits are filed as part of this Registration Statement:


4.1*    Restated  Certificate of Incorporation of the Company, as amended.

4.2**   By-laws  of  the  Company,  as  amended  and  restated.

4.3***  Form  of  Certificate  evidencing  ownership  of the Company's Common
        Stock.

5.1     Opinion  of  Lowenstein  Sandler  PC.

23.1    Consent  of  Independent  Public  Accountants.

23.2    Consent  of  Lowenstein  Sandler  PC  is  included  in  Exhibit  5.1.

* Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998.

** Incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1996.

*** Incorporated  by  reference to Exhibit 4.1 to the Company's Registration
    Statement  on  Form  S-1  (File  No.  33-44969).


ITEM  17.  UNDERTAKINGS

     The  undersigned  registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Branchburg on the 5th day of September, 2000.

                                                    LIFECELL  CORPORATION

                                                    /s/  Steven T. Sobieski
                                                    ----------------------------
                                                    By: Steven T. Sobieski
                                                        Vice President and Chief
                                                           Financial  Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Paul G. Thomas and Steven T. Sobieski or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statement filed under Rule 462(b), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.


Name                     Title                          Date
----                     -----                          ----

/s/ Paul G. Thomas       President and Chief Executive  September 5, 2000
-----------------------
Paul G. Thomas           Officer and Director


/s/ Steven T. Sobieski   Vice President and             September 5,  2000
-----------------------
Steven T. Sobieski       Chief Financial Officer

/s/ Stephen A. Livesey   Executive Vice President       September 5,  2000
-----------------------
Stephen A. Livesey       and Director


/s/ Michael E. Cahr      Director                       September 5,  2000
-----------------------
Michael E. Cahr


/s/ James G. Foster      Director                       September 5,  2000
-----------------------
James G. Foster


/s/ David A. Thompson    Director                       September 5,  2000
-----------------------
David A. Thompson


/s/ Peter D. Costantino  Director                       September 5,  2000
-----------------------
Peter D. Costantino


/s/ K. Flynn McDonald    Director                       September 5,  2000
-----------------------
K. Flynn McDonald